EXHIBIT 99



NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES CHANGES IN SENIOR MANAGEMENT

         Wooster, Ohio (November 23, 2005) - Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, announced the unexpected death of Charles F. Finn, the Company's Chairman of the Board, President and Chief Executive Officer. The Company had recently disclosed Mr. Finn's illness, which prevented Mr. Finn from serving in such capacities since October 2005. As a result of this untimely event, the Board of Directors, at its meeting on November 22, 2005, appointed Russell L. Harpster, as Chairman of the Board of the Company and the Bank, and Phillip E. Becker, as President, Chief Executive Officer and Director of the Company and the Bank. The Company also announced that Ms. Wanda Christopher-Finn, the spouse of Mr. Finn, has opted to retire as the Company's Executive Vice President and Chief Operating Officer, effective February 3, 2006.

         Mr. Becker stated that "Mr. Finn had served as President and Chief Executive Officer of the Bank since 1984 and was employed by the Bank in a variety of positions for over 41 years. Ms. Christopher-Finn has served the Bank in a variety of positions for over 33 years. Clearly, Mr. Finn's and Ms. Christopher-Finn's presence and guidance will be missed at the Bank. However, their extensive contributions to our Bank have laid the foundation for our continued growth and prosperity in Wayne and surrounding counties. Nevertheless, it is a sad time for all of us here at Wayne Savings Community Bank."

         In connection with Mr. Finn's death and Ms. Christopher-Finn's retirement, the Company will incur incremental, and non-recurring net compensation and retirement costs of approximately $225,000 for the quarter ending December 31, 2005.

         Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:   H. STEWART FITZ GIBBON III
                                    SVP/CFO
                                    (330) 264-5767